Exhibit 99.17

FOR IMMEDIATE RELEASE

PETRO STOPPING CENTERS HOLDINGS, L.P. AND PETRO HOLDINGS FINANCIAL CORPORATION ANNOUNCE EXTENSION AND AMENDMENT OF THE OFFER AND CONSENT SOLICITATION

EL PASO, Texas, Jan. 12, – Petro Stopping Centers Holdings L.P. and Petro Holdings Financial Corporation (the “Issuers”) announce an extension and amendment of the pending offer and consent solicitation with respect to all of their outstanding $113,370,000 aggregate principal amount at maturity senior discount notes due 2008 (the “Existing Notes”) (CUSIP No. 71646DAE2, ISIN No. US71646DAE22). Petro Warrant Holdings Corporation also announces the extension of the consent solicitation with respect to all of its outstanding Warrants (CUSIP No. 716457114, ISIN No. 7164571140).

The Issuers are now offering holders of the Existing Notes a choice of either (1) a cash option, or (2) a new note option, as follows:

•	Cash Option: $850 in cash for each $1,000 principal amount at maturity ($919.09 in accreted value as of Dec. 31, 2003) of Existing Notes tendered into the cash option and accepted in the offer; or

•	New Note Option: $1,135.30 in principal amount at maturity ($919.09 in initial accreted value at Dec. 31, 2003) of new senior third secured notes due 2014 (the “New Notes”) of the Issuers for each $1,000 principal amount at maturity ($919.09 in accreted value as of December 31, 2003) of Existing Notes tendered into the new note option and accepted in the offer. The New Notes will accrete in value until April 30, 2009, at a rate of 4% per annum. In addition, the New Notes will bear cash interest at a rate of 5% per annum until April 30, 2009, and thereafter at the rate of 12.5% per annum. The New Notes will be callable at 100% of accreted value until April 30, 2009, and thereafter for 100% of the aggregate principal amount at maturity.

The Issuers continue to solicit consents from holders of the Existing Notes to certain proposed amendments to the indenture governing the Existing Notes that would eliminate substantially all of the covenants and events of default. Petro Warrant Holdings Corporation continues to solicit consents from holders of the warrants for common stock of Petro Warrant Holdings Corporation to certain proposed amendments to the warrant agreement under which the warrants were issued that would extend the mandatory purchase date of the warrants by Petro Warrant Holdings Corporation from August 1, 2004, to October 1, 2009.

The expiration date of the offer and consent solicitation has been extended from 5:00 p.m. New York City time on January 23, 2004, to 5:00 p.m. New York City time on January 27, 2004, unless further extended. As of 5:00 p.m. on January 12, 2004, the Issuers had received tenders from holders of approximately $939,000 principal amount at maturity of the Existing Notes in connection with the previous offer, and Petro Warrant Holdings Corporation had received consents from holders of approximately 53.1% of its outstanding warrants. Any consents provided, and any tenders of Existing Notes made after January 12, 2004, may not be withdrawn. Persons who have already tendered Existing Notes into the previous offer have until 5:00 p.m. on January 27, 2004 to indicate which of the cash option or new note option they wish to elect pursuant to the terms of the new offer.

The Issuers anticipate that their largest bondholder, representing approximately 55% of the outstanding aggregate principal amount of the Existing Notes, will tender all of its Existing Notes into the offer and will tender 42% of the outstanding aggregate principal amount of the Existing Notes into the New Note Option.

In connection with the offer, Petro Stopping Centers Holdings L.P. and its subsidiaries intend to refinance substantially all their existing debt in order to extend their debt maturities, to increase their financial flexibility, and to take advantage of current conditions in the debt markets.

Informational documents relating to the offer will only be distributed to eligible investors who complete and return, or have completed and returned, an Eligibility Letter that has already been sent to investors. If you would like to receive this Eligibility Letter, please contact Global Bondholder Services, the information agent for the offer and consent solicitation, at 212-430-3774 or 866-470-4200 (U.S. toll free).

The New Notes to be issued to holders of Existing Notes electing the New Note Option will not be registered under the Securities Act of 1933, as amended, and will only be offered in the United States to qualified institutional buyers or institutional accredited investors in private transactions in reliance upon an exemption from registration under the Securities Act and outside the United States to persons other than U.S. persons in off-shore transactions in reliance upon Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the New Notes in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on the Issuers’ and Petro Warrant Holdings Corporation’s best estimates; actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. The Issuers and Petro Warrant Holdings Corporation assume no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:

Petro Stopping Centers, El Paso

Edward Escudero, 915-779-4711

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